EXHIBIT 99.1

Immunomedics Announces Third Quarter Fiscal 2010 Results and Clinical Program Developments

MORRIS PLAINS, N.J., May 10, 2010 (GLOBE NEWSWIRE) -- Immunomedics, Inc. (Nasdaq:IMMU), a biopharmaceutical company focused on developing monoclonal antibodies to treat cancer and other serious diseases, today reported financial results for the third quarter ended March 31, 2010. The Company also highlighted recent key developments and planned activities for its clinical pipeline.

Third Quarter Fiscal 2010 Results

The Company reported revenues of $10.7 million and net income of $3.5 million, or $0.05 per share, for the third quarter of fiscal year 2010, which ended on March 31, 2010. This compares to revenues of $8.3 million and net income of $0.8 million, or $0.01 per share, for the same period last year. The $2.4 million increase in revenues this quarter was primarily the result of recording $8.9 million in licensing fees from Nycomed including the receipt of a $5.0 million milestone payment from Nycomed related to the study of veltuzumab in immune thrombocytopenic purpura. During the three-month period ended March 31, 2009, the Company recorded $7.3 million of licensing fee revenues from Nycomed, representing a $1.6 million increase in revenues in the third quarter of 2010. An income tax benefit of $1.0 million from the State of New Jersey and gains on sales of auction rate securities (ARS) also contributed to the improvement in net income in 2010 as compared to the third quarter of fiscal 2009. Partially offsetting these items was a $0.6 million increase in Leukoscan inventory reserve.

For the first nine months of the 2010 fiscal year, the Company reported revenues of $54.8 million and net income of $36.3 million, or $0.48 per share. This compares to revenues of $21.7 million and net income of $1.4 million, or $0.02 per share, for the same period last year. The increase in revenues in fiscal 2010 was primarily the result of recording license fee revenue of $31.1 million for the UCB agreement. There was no licensing fee revenue from the UCB agreement recorded in the same period last fiscal year. Net income for the nine-month period ended March 31, 2010 was also positively impacted by $2.4 million of reduced research and development expenses, resulting primarily from higher reimbursements from Nycomed.

As of March 31, 2010, the Company had $24.9 million in cash and cash equivalents and $12.4 million in ARS, which consist of AAA rated student loans that currently have no liquidity.

"We are pleased that during this quarter we were able to maintain our cash utilization rate at our target level while pursuing active clinical and preclinical programs as demonstrated by presentations at recent medical and scientific conferences," remarked Gerard G. Gorman, Senior Vice President, Finance and Business Development, and Chief Financial Officer. "Next month, a number of key presentations at major medical conferences will take place beginning with the annual meeting of ASCO where we will report updated results from the ongoing Phase I/II studies of clivatuzumab tetraxetan for advanced stage pancreatic cancer therapy. UCB's clinical investigators will also present further data from the completed Phase IIb study of epratuzumab in patients with lupus at the EULAR 2010 Annual European Congress of Rheumatology and the 9th International Congress on Systemic Lupus Erythematosus," Mr. Gorman added.

Key developments and future planned activities:

Epratuzumab

  UCB's clinical investigators will report further data from the Phase IIb study in patients with lupus at the EULAR 2010 Annual European Congress of Rheumatology and the 9th International Congress on Systemic Lupus Erythematosus.

  UCB has announced they will initiate a Phase III program for epratuzumab in lupus during calendar year 2010.

  The Eastern Cooperative Oncology Group, funded primarily by the National Cancer Institute, is working on the design of a Phase III clinical trial randomizing patients with aggressive lymphoma to receive rituximab and chemotherapy with or without epratuzumab.

Veltuzumab

  First clinical milestone payment related to the development of veltuzumab in the immune thrombocytopenic purpura indication was received from Nycomed.

  Nycomed is planning to initiate a Phase II study of the subcutaneous formulation of veltuzumab in patients with rheumatoid arthritis during the second half of calendar year 2010.

  In calendar year 2010, if project funding has been secured, the Company plans to initiate a registration trial with veltuzumab in patients with non-Hodgkin's lymphoma.

Clivatuzumab tetraxetan

  At the 2010 American Association for Cancer Research Annual Meeting, results from a new clivatuzumab-based blood test for detecting early-stage pancreatic cancer were reported to correlate with responses to treatment with yttrium-90-labeled clivatuzumab tetraxetan and gemcitabine. (For more information, please refer to the Company's press release at www.immunomedics.com/news_pdf/2010_PDF/PR04202010.pdf).

  Updated results from the ongoing Phase I/II study of fractionated yttrium-90-labeled clivatuzumab tetraxetan in combination with gemcitabine for patients with inoperable, advanced pancreatic cancer will be presented at the 2010 American Society of Clinical Oncology Annual Meeting.

Milatuzumab

  The first clinical trial of the doxorubicin-conjugated milatuzumab is expected to begin patient enrollment in the fourth quarter of fiscal year 2010 for the treatment of multiple myeloma.

About Immunomedics

Immunomedics is a New Jersey-based biopharmaceutical company primarily focused on the development of monoclonal, antibody-based products for the targeted treatment of cancer, autoimmune and other serious diseases. We have developed a number of advanced proprietary technologies that allow us to create humanized antibodies that can be used either alone in unlabeled or "naked" form, or conjugated with radioactive isotopes, chemotherapeutics or toxins, in each case to create highly targeted agents. Using these technologies, we have built a pipeline of therapeutic product candidates that utilize several different mechanisms of action. We also have a majority ownership in IBC Pharmaceuticals, Inc., which is developing a novel Dock-and-Lock (DNL) methodology with us for making fusion proteins and multifunctional antibodies, and a new method of delivering imaging and therapeutic agents selectively to disease, especially different solid cancers (colorectal, lung, pancreas, etc.), by proprietary, antibody-based, pretargeting methods. We believe that our portfolio of intellectual property, which includes approximately 149 patents issued in the United States and more than 375 other patents issued worldwide, protects our product candidates and technologies. For additional information on us, please visit our website at www.immunomedics.com. The information on our website does not, however, form a part of this press release.

This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials, out-licensing arrangements (including the timing and amount of contingent payments), forecasts of future operating results, and capital raising activities, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, risks associated with new product development (including clinical trials outcome and regulatory requirements/actions), our dependence on our licensing partners for the further development of epratuzumab for autoimmune indications and veltuzumab for non-cancer indications, competitive risks to marketed products and availability of required financing and other sources of funds on acceptable terms, if at all, as well as the risks discussed in the Company's filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

IMMUNOMEDICS, INC.
Condensed Consolidated Balance Sheets

	March 31,	June 30,
	2010	2009
ASSETS
Current Assets:
Cash and cash equivalents	$ 24,854,076	$ 27,390,778
Accounts receivable, net of allowance for doubtful accounts	779,487	702,021
Inventory	59,808	232,920
Other receivables	998,515	1,128,835
Prepaid expenses	539,956	375,934
Other current assets	145,155	396,293
	27,376,997	30,226,781

Property and equipment, net	4,667,908	5,079,354
Auction rate securities - non current	12,437,943	17,458,349
Value of life insurance policies	518,428	486,428
Other long-term assets	30,000	30,000

	$ 45,031,276	$ 53,280,912

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and other accrued expenses	$ 4,546,130	$ 4,746,286
Deferred revenue - current	--	45,685,385
Other liabilities	952,633	872,700
Stockholders' equity	39,532,513	1,976,541

	$ 45,031,276	$ 53,280,912

Condensed Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2010	2009	2010	2009

Revenues:
Product sales	$ 969,982	829,391	2,648,181	2,636,742
License fee and other revenues	8,913,800	7,272,000	50,685,385	18,237,000
Research & development	810,905	208,115	1,482,506	850,466
Total Revenues	$ 10,694,687	8,309,506	54,816,072	21,724,208
Costs and Expenses	8,505,011	7,360,071	20,237,218	21,685,811
Operating Income (Loss)	2,189,676	949,435	34,578,854	38,397
Interest and Other Income	406,806	(110,788)	966,238	327,587
Income (Loss) before Income Tax Expense	2,596,482	838,647	35,545,092	365,984
Income Tax (Expense) Benefit	873,243	(80,684)	706,587	1,053,014
Net Income	$ 3,469,725	$ 757,963	$ 36,251,679	$ 1,418,998

Net Income per Common Share:
Basic	$ 0.05	$ 0.01	$ 0.48	$ 0.02
Diluted	$ 0.05	$ 0.01	$ 0.48	$ 0.02

Weighted average number of common
shares outstanding:
Basic	75,225,668	75,137,831	75,188,779	75,120,828
Diluted	75,757,357	75,312,831	75,817,109	75,287,604
CONTACT:  Immunomedics, Inc.
          Dr. Chau Cheng, Associate Director, Investor Relations &
           Business Analysis
          (973) 605-8200, extension 123
          ccheng@immunomedics.com